Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-31865 and 333-51812 of General Cable Corporation on Form S-8 of our report dated June 17, 2003, appearing in this Annual Report on Form 11-K of General Cable Retirement and Savings Plan for Salaried Associates for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP
Cincinnati, Ohio

June 27, 2003